Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

Jonathan D. Hill, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2025 EARNINGS

Highlights:

Net Income:	$11.1 million for Q4 2025, increased 4.3% from Q3 2025
Revenue:	$38.2 million for Q4 2025, increased 2.3% over Q3 2025
Total Assets:	$2.25 billion, increased 5.0% from December 31, 2024
Total Loans:	$2.04 billion, increased 8.9% from December 31, 2024
Total Deposits:	$1.76 billion, increased 7.8% from December 31, 2024

WASHINGTON TOWNSHIP, NJ, January 22, 2026 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank (the "Bank"), announced its operating results for the quarter and fiscal year ended December 31, 2025.

Highlights for the fourth quarter and year ended December 31, 2025:

•

Net income available to common shareholders was $11.1 million, or $0.94 per basic common share and $0.93 per diluted common share, for the three months ended December 31, 2025, an increase of $3.7 million, or 49.9%, compared to net income available to common shareholders of $7.4 million, or $0.62 per basic common share and $0.61 per diluted common share, for the three months ended December 31, 2024. The increase is primarily driven by a $6.2 million increase in net interest income, partially offset by a $0.4 million increase in provision for credit losses, and a $0.7 million increase in non-interest expense.

•	Net interest income increased 39.7% to $21.8 million for the three months ended December 31, 2025, compared to $15.6 million for the same period in 2024.

•	The Company recorded a provision for credit losses of $0.5 million for the three months ended December 31, 2025, compared to a provision for credit losses of $0.2 million for the same period in 2024.

•	Non-interest income decreased $0.2 million, or 19.2%, to $0.9 million for the three months ended December 31, 2025, compared to $1.1 million for the same period in 2024.

•	Non-interest expense increased $0.7 million, or 10.8%, to $7.6 million for the three months ended December 31, 2025, compared to $6.9 million for the same period in 2024.

•

Net income available to common shareholders was $37.8 million, or $3.20 per basic common share and $3.16 per diluted common share, for the fiscal year ended December 31, 2025, an increase of $10.3 million, or 37.3%, compared to net income available to common shareholders of $27.5 million, or $2.30 per basic common share and $2.27 per diluted common share, for the fiscal year ended December 31, 2024. The increase was primarily due to a $17.8 million increase in net interest income, partially offset by a $1.8 million increase in the provision for credit losses, a $0.9 million decrease in non-interest income, and a $2.0 million increase in non-interest expense.

•	Net interest income increased 30.2% to $76.5 million for the fiscal year ended December 31, 2025, compared to $58.7 million for the fiscal year ended December 31, 2024.

•

Provision for credit losses increased $1.8 million to $2.5 million for the fiscal year ended December 31, 2025, compared to a provision for credit losses of $0.7 million for the fiscal year ended December 31, 2024.

•	Non-interest income decreased $0.9 million, or 20.8%, to $3.4 million for the fiscal year ended December 31, 2025, compared to $4.3 million for the fiscal year ended December 31, 2024.

•	Non-interest expense increased $2.0 million, or 7.7%, to $28.0 million, for the fiscal year ended December 31, 2025, compared to $26.0 million for the fiscal year ended December 31, 2024.

The following is a recap of the significant items that impacted the fourth quarter of 2025 and the fiscal year ended December 31, 2025:

Interest income increased $4.0 million for the fourth quarter of 2025 compared to the fourth quarter of 2024, primarily due to an increase in interest and fees on loans of $5.2 million to $36.0 million, due to higher average outstanding loan balances and higher interest rates. The increase in interest income during the fourth quarter of 2025 was partially offset by a decrease in interest earned on average deposits held at the Federal Reserve Bank ("FRB") of $1.1 million, to $1.1 million, from $2.2 million in the fourth quarter of 2024The decrease was due to lower cash balances held at the FRB and lower interest rates earned on those balances.  For the year ended December 31, 2025, interest income increased $17.6 million, or 14.0%, from the fiscal year ended December 31, 2024, primarily driven by an increase in interest and fees on loans of $17.4 million, due to higher average outstanding loan balances and higher interest rates, as well as an increase in interest earned on average deposits held at the FRB of $0.3 million.

Interest expense decreased $2.2 million for the three months ended December 31, 2025, compared to the same period in 2024, primarily due to lower market interest rates, as well as a change in the deposit mix with a reduction in higher cost money market deposits and an increase in interest checking deposits. For the year ended December 31, 2025, interest expense decreased $0.2 million compared to the fiscal year ended December 31, 2024, primarily due to lower market interest rates, as well as a change in the deposit and debt mix.

The provision for credit losses increased $0.4 million for the three months ended December 31, 2025, compared to the same period in 2024, as a result of an increase in outstanding loan balances, partially offset by a decrease in vintage and qualitative loss rates. For the year ended December 31, 2025, the provision for credit losses increased $1.8 million from the fiscal year ended December 31, 2024 due to an increase in outstanding loan balances, partially offset by a decrease in vintage and qualitative loss rates.

Non-interest income decreased $0.2 million for the three months ended December 31, 2025 compared to the same period in 2024, primarily as a result of a decrease in other income of $0.2 million.  For the year ended December 31, 2025, non-interest income decreased $0.9 million compared to the fiscal year ended December 31, 2024, primarily driven by a decrease in other income of $0.6 million, a decrease in loan fees of $0.2 million, and a decrease in service fees on deposit accounts of $0.2 million. The decrease in other income during the year ended December 31, 2025, was primarily attributable to a decrease in one-time insurance payments and settlements received in 2024.

Non-interest expense increased $0.7 million for the three months ended December 31, 2025 compared to the same period in 2024, primarily driven by an increase in other operating expense of $0.3 million, OREO expense of $0.3 million, and compensation and benefits expense of $0.1 million.  For the fiscal year ended December 31, 2025, non-interest expense increased $2.0 million, primarily due to an increase in professional services of $0.7 million, an increase in compensation and benefits expense of $0.5 million, and an increase in other operating expense of $0.5 million, partially offset by a decrease in OREO expense of $0.2 million.  The increase in professional services during the year ended December 31, 2025, was primarily due to a $0.6 million increase in legal fees.  The increase in compensation and benefits expense was primarily due to an increase in salaries of $0.4 million, and a $0.1 million decrease in deferred loan origination costs attributable to a reduction in the number of loans originated.

Income tax expense increased $1.2 million for the three months ended December 31, 2025 compared to the same period in 2024. For the year ended December 31, 2025, income tax expense increased $2.8 million compared to the fiscal year ended December 31, 2024. The effective tax rate for the fourth quarter of 2025 and the year ended December 31, 2025 was 24.1% and 23.5%, respectively, compared to 23.9% and 24.2% for the same periods in 2024.

December 31, 2025 discussion of financial condition

•	Total assets increased to $2.25 billion at December 31, 2025, from $2.14 billion at December 31, 2024, an increase of $107.2 million, or 5.0%.

•	Cash and cash equivalents totaled $156.9 million at December 31, 2025, as compared to $221.5 million at December 31, 2024.

•

The investment securities portfolio decreased to $13.5 million at December 31, 2025, from $14.8 million at December 31, 2024, a decrease of $1.2 million, or 8.4%, primarily due to pay downs of securities.

•

Gross loans increased to $2.04 billion at December 31, 2025, from $1.87 billion at December 31, 2024, an increase of $167.1 million or 8.9%. The increase in loans was primarily due to an increase in the CRE non-owner occupied loan portfolio of $112.9 million, an increase in the construction portfolio loan balance of $64.4 million, and an increase in the CRE owner occupied loan portfolio balance of $22.7 million, partially offset by a decrease in the residential 1 - 4 family investment portfolio balance of $29.6 million.

•

Nonperforming loans at December 31, 2025 decreased to $10.8 million, representing 0.53% of total loans, a decrease of $1.0 million, from $11.8 million of nonperforming loans at December 31, 2024. The decrease was primarily driven by a $1.5 million decrease in the CRE non-owner occupied loan portfolio, partially offset by a $0.3 million increase in the residential - 1 - 4 family portfolio, and a $0.1 million increase in the consumer portfolio. OREO at December 31, 2025 was $2.9 million, an increase of $1.3 million, from $1.6 million at December 31, 2024.  Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.61% and 0.62% of total assets at December 31, 2025 and December 31, 2024, respectively.  Loans past due 30 to 89 days were $3.5 million at December 31, 2025, an increase of $2.0 million from December 31, 2024.

•

The allowance for credit losses was $34.6 million at December 31, 2025, as compared to $32.6 million at December 31, 2024. The ratio of the allowance for credit losses to total loans was 1.70% and 1.74% at December 31, 2025 and at December 31, 2024, respectively. The ratio of allowance for credit losses to non-performing loans was 321.0% at December 31, 2025, compared to 276.5%, at December 31, 2024.

•

Total deposits were $1.80 billion at December 31, 2025, up from $1.63 billion at December 31, 2024, an increase of $127.6 million or 7.8% compared to December 31, 2024. The increase in deposits was attributed to an increase in money market deposits of $130.5 million, interest checking deposits of $49.4 million, and non-interest checking of $12.5 million, partially offset by a decrease in brokered time deposits of $41.9 million, time deposits of $11.4 million, and savings deposits of $11.4 million.  Brokered interest checking deposits, included in the above balances, increased $45.0 million at December 31, 2025, from zero at December 31, 2024. Deposits from our cannabis related businesses decreased $90.0 million to $61.9 million at December 31, 2025, compared to $151.9 million at December 31, 2024.

•

Total borrowings decreased $44.9 million during the twelve months ended December 31, 2025, to $143.4 million at December 31, 2025 from $188.3 million at December 31, 2024, primarily due to the repayment of $30.0 million of subordinated debt, and a decrease of $15.0 million in Federal Home Loan Bank of New York ("FHLBNY") advances.

•

Total equity increased to $324.5 million at December 31, 2025, up from $300.1 million at December 31, 2024, an increase of $24.4 million, or 8.1%, primarily due to the retention of earnings, partially offset by the payment of $8.5 million of cash dividends, and the repurchase of Company common stock of $6.5 million.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"2025 was a challenging year, an outcome that is not unusual when a new President takes office. Donald Trump was sworn in for his second term as President of the United States and immediately set an aggressive pace. Significant policy shifts were enacted early, including new tariffs, expanded gas drilling, strengthened border protection measures, and renewed efforts to address illegal immigration. Tensions also emerged between the Administration and Federal Reserve Chairman Jerome Powell, with the Administration pushing for faster rate cuts while the Fed adopted a more cautious “wait‑and‑see” approach."

"The geopolitical landscape shifted quickly as well. Major diplomatic efforts were launched to advance peace in the Middle East, and repeated, though ultimately unsuccessful, attempts were made to bring an end to the Russia–Ukraine war. These and other factors contributed to the heightened volatility that defined 2025."

"Despite this environment, 2025 was a good year for Parke Bank. Net income available to common shareholders rose 37.3% over 2024, reaching $37.8 million, or $3.16 per diluted common share. This performance was driven by increased net interest income and continued disciplined expense management, resulting in an improved Cost Efficiency Ratio of 35.03%. Return on Average Assets strengthened to 1.77%, while Return on Average Common Equity increased to 12.07% at December 31, 2025."

"Total loans grew 8.9% over 2024, ending the year at $2.04 billion. This growth was supported by a $2.1 million increase in the allowance for credit losses. Asset quality remains a primary focus: nonperforming loans decreased by $1 million year‑over‑year as of December 31, 2025, and the allowance for credit losses stood at 1.7% of total loans."

"Looking ahead, uncertainty surrounding interest rates is expected to continue into 2026, with unusually diverse viewpoints emerging among Federal Reserve Board members regarding the future direction of rates. Our balance sheet is structured to remain nimble and responsive to changes in the interest rate environment. Strong earnings, robust shareholder equity, and disciplined expense control, position the Company to monitor market conditions carefully and act quickly to capitalize on emerging opportunities, while continuing to operate a safe, sound, and resilient financial institution."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain strong capital, strong asset quality and strong reserves; our ability to remain nimble and responsive to changes in the rate environment; our ability to generate strong earnings with increased interest income and net interest income; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain good credit quality; our ability to be well structured to face challenging economic conditions; our ability to ensure that our loan loss provision is well positioned for the future; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp, Inc. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2025	2024
	(Dollars in thousands)
Assets
Cash and cash equivalents	$156,863	$221,527
Investment securities	13,523	14,760
Loans, net of unearned income	2,035,227	1,868,153
Less: Allowance for credit losses	(34,649)	(32,573)
Net loans	2,000,578	1,835,580
Premises and equipment, net	5,506	5,316
Bank owned life insurance (BOLI)	35,320	29,070
Other assets	37,646	35,983
Total assets	$2,249,436	$2,142,236

Liabilities and Equity

Non-interest bearing deposits	$196,506	$184,037
Interest bearing deposits	1,562,163	1,447,013
FHLBNY borrowings	130,000	145,000
Subordinated debentures	13,403	43,300
Other liabilities	22,846	22,813
Total liabilities	1,924,918	1,842,163

Total shareholders' equity	324,518	300,073

Total liabilities and shareholders' equity	$2,249,436	$2,142,236

Table 2: Consolidated Income Statements (Unaudited)

	For the Three Months Ended December 31, 2025		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$36,047	$30,857	$135,189	$117,834
Interest and dividends on investments	183	281	921	1,042
Interest on deposits with banks	1,068	2,188	6,567	6,237
Total interest income	37,298	33,326	142,677	125,113
Interest expense:
Interest on deposits	14,151	15,189	59,848	57,312
Interest on borrowings	1,331	2,518	6,371	9,093
Total interest expense	15,482	17,707	66,219	66,405
Net interest income	21,816	15,619	76,458	58,708
Provision for credit losses	546	182	2,484	728
Net interest income after provision for credit losses	21,270	15,437	73,974	57,980
Non-interest income
Service fees on deposit accounts	308	328	1,232	1,387
Other loan fees	166	231	676	849
Bank owned life insurance income	233	167	740	655
Other	212	412	759	1,410
Total non-interest income	919	1,138	3,407	4,301
Non-interest expense
Compensation and benefits	3,441	3,302	13,314	12,768
Professional services	1,173	1,089	3,428	2,730
Occupancy and equipment	708	655	2,760	2,598
Data processing	270	389	1,544	1,366
FDIC insurance and other assessments	359	333	1,449	1,306
OREO expense	330	59	649	835
Other operating expense	1,310	1,023	4,830	4,381
Total non-interest expense	7,591	6,850	27,974	25,984
Income before income tax expense	14,598	9,725	49,407	36,297
Income tax expense	3,514	2,327	11,632	8,785
Net income attributable to Company	11,084	7,398	37,775	27,512
Less: Preferred stock dividend	(5)	(5)	(20)	(20)
Net income available to common shareholders	$11,079	$7,393	$37,755	$27,492
Earnings per common share
Basic	$0.94	$0.62	$3.20	$2.30
Diluted	$0.93	$0.61	$3.16	$2.27
Weighted average common shares outstanding
Basic	11,728,393	11,937,412	11,794,531	11,954,483
Diluted	11,918,246	12,153,318	11,972,022	12,139,451

Table 3: Operating Ratios

	Three months ended		Twelve Months Ended December 31,
	December 31,		December 31,
	2025	2024	2025	2024
Return on average assets	2.04%	1.41%	1.77%	1.38%
Return on average common equity	13.69%	9.82%	12.07%	9.36%
Interest rate spread	3.21%	2.01%	2.70%	1.94%
Net interest margin	4.09%	3.02%	3.64%	3.00%
Efficiency ratio*	33.39%	40.88%	35.03%	41.24%

* Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data

	December 31,	December 31,
	2025	2024
	(Amounts in thousands except ratio data)
Allowance for credit losses	$34,649	$32,573
Allowance for credit losses to total loans	1.70%	1.74%
Allowance for credit losses to non-accrual loans	321.00%	276.46%
Non-accrual loans	$10,793	$11,782
OREO	$2,862	$1,562